245 First Street Suite 1800 Cambridge, MA 02142

Exhibit 10.1

June 8, 2017

Personal & Confidential
Arthur P. DeCillis, M.D.
80 Devonshire Lane
Madison, CT 06443

Dear Art:

The purpose of this letter (this “Letter”) is to amend your employment letter agreement with Eleven Biotherapeutics, Inc. (the “Company”), dated as of September 20, 2016 (the “Letter Agreement”), as set forth below.

Effective as of the date hereof, Section 3 of the Letter Agreement is hereby amended to provide that you will receive a one-time cash performance bonus in the amount of $100,000, payable in two installments as follows: $50,000 on July 1, 2017 and $50,000 on September 1, 2017. To be eligible for each installment, you must remain employed by the Company through the applicable payment date and achieve the performance objectives as of the applicable payment date, as determined by the Compensation Committee of the Board of Directors in its reasonable good faith and sole discretion. All applicable federal/state taxes will be deducted from these payments. The Company hereby specifically acknowledges that the existing annual bonus rights contained in Section 3 of the Letter Agreement shall remain in full force and effect and you shall continue to be entitled to said annual bonus rights in addition to the one-time performance bonus described above.

As of July 1, 2017, there will be no restrictions on your activities with respect to non-competition as set forth in Section 8 of your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated September 20, 2016 (the “Restrictive Covenant Agreement”) except as outlined below.

You are permitted to provide consulting services to companies other than the Company provided such consulting services are not directly competitive with Proxinium (meaning you may not provide services as a consultant or as an employee for the development of an agent administered to treat as a direct injection into squamous-cell carcinoma tumors of the head and neck) or Vicinium (meaning that you may not provide services as a consultant or as an employee for the development of an agent administered to treat high-grade non-muscle invasive bladder cancer). You may provide services as a consultant or as an employee for other indications for such agents. Any such services shall be disclosed in advance and in writing to the Company’s Chief Executive Officer. The non-competition restrictions set forth above shall be in effect during your employment with the Company and for a period of one (1) year following the termination of your employment with the Company for any reason.

You hereby acknowledge and agree that this Letter is being entered into by mutual agreement of you and the Company and that none of the changes made to the Letter Agreement or otherwise, either individually or collectively, shall give you the right to terminate your employment for Good Reason (as such term is defined in the Letter Agreement).

245 First Street Suite 1800 Cambridge, MA 02142

The Letter Agreement and the Restrictive Covenant Agreement are, and continue to be, in full force and effect, except as otherwise provided in this Letter. Please acknowledge your understanding of and agreement to the foregoing by signing this Letter in the space provided below.

Sincerely,

ELEVEN BIOTHERAPEUTICS, INC.

By:/s/ STEPHEN A. HURLY
Stephen A. Hurly
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Arthur P. DeCillis
Arthur P. DeCillis, M.D.